SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 18-K/A

For Foreign Government and Political Subdivisions Thereof

Amendment No. 1

to

ANNUAL REPORT

Of

PROVINCE OF NOVA SCOTIA

CANADA

(Name of Registrant)

Date of end of last fiscal year: March 31, 2015

SECURITIES REGISTERED*

(As of close of fiscal year)

Title of issue	Amounts as to Which registration Is effective	Names of Exchanges on Which registered
N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

NICOLAS MARION

Consul and Chief Representative

Department of Finance Canada-New York

Canadian Consulate General

1251 Avenue of the Americas

New York, New York 10020-1175

DAVID H. LANDAU Ballard Spahr LLP 919 Third Avenue, 37th Floor New York, New York 10022-3915	BYRON RAFUSE Deputy Minister of Finance & Treasury Board Province of Nova Scotia P.O. Box 187 1723 Hollis Street Halifax, Nova Scotia B3J 2N3

*	The Registrant is filing this Annual Report on a voluntary basis.

The undersigned registrant hereby amends its Annual Report on Form 18-K for the fiscal year ended March 31, 2015, to add the following exhibits:

99.1	Budget Highlights, Budget 2016-2017, April 19, 2016

99.2	Recent Developments

99.3	Public Accounts for the fiscal year 2015-2016, Volume 1, pages 69 to 116.

99.4	Forecast Update, September 20, 2016

99.5	Consent of the Auditor General

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its Annual Report to be signed on its behalf by the undersigned, its authorized agent, as of the 13th day of October 2016.

Province of Nova Scotia

By:	/s/ Roy Spence
Director, Liability Management & Treasury Services

EXHIBIT INDEX

Exhibit Number	Description

99.1	Budget Highlights, Budget 2016-2017, April 19, 2016

99.2	Recent Developments

99.3	Public Accounts for the fiscal year 2015-2016, Volume 1, pages 69 to 116.

99.4	Forecast Update, September 20, 2016

99.5	Consent of the Auditor General

4